CODE OF ETHICS
The Board of Trustees of The American Funds Tax-Exempt Series I (the "Trust") adopts this Code of Ethics intended to comply with the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended, which applies to each series comprising the Trust. The Code recognizes that the Trust's officers and access persons (with the exception of non-interested Trustees) are covered by the Code of Ethics adopted by Washington Management Corporation with investment personnel and some access persons covered by the Code of Conduct of the Capital Group Companies, Inc. The Board of Trustees of the Trust, after considering the limited nature of access of the non-interested Directors to current information with respect to security transactions being effected or considered on behalf of the Trust, adopts this Code of Ethics to specifically cover the non-interested Trustees.
1.  Portfolio Transaction Information
Trustees are regularly sent financial statements of each series comprising the Trust, which include portfolio changes as well as a listing of the entire portfolio. In addition, special reports may periodically be sent to Trustees or given to them at Board meetings, and discussions at Board meetings may include information regarding Trust portfolio transactions.
2. Transactions to be Reported
Any securities transaction* which you know or should have known to have been made within a 15-day period of a transaction by the Fund in the same security or which you know or should have known was considered by the Fund or its Investment Adviser for purchase or sale by the Fund during such 15-day period should be reported. Any such reports are to be made on a confidential basis to the Trust's Corporate Secretary within 10 days after the end of each calendar quarter on a form which will be provided. We will review the reports and contact you in any instance where further inquiry or documentation appears advisable. So long as you are unaware of any transaction by the Fund or could not reasonably have been aware that the Adviser was considering a transaction during the 15-day period, no report need be filed. If you believe you should report a transaction, please request a form from the Corporate Secretary.
 *See paragraph #3, "Exempted Transactions"
3.  Exempted Transactions
The following security transactions are exempted from the reporting requirements of the Code:
A. Transactions in securities issued by the United States Government.
B. Transactions in bankers' acceptances, bank certificates of deposit, commercial paper.
C. Transactions in shares of registered investment companies.
D. Transactions where the Director has no direct or indirect influence or control.
 E. Transactions which are non-volitional on the part of the Director of the Fund (e.g. securities received as part of a stock dividend).
 F .  Purchases which are part of an automatic dividend reinvestment plan.
4. Questions
Any questions regarding this policy should be directed to the Trust's Corporate Secretary.
Effective October 19, 2000

                                    FORM OF
                                CODE OF CONDUCT
All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must never allow our own interests to be placed ahead of our shareholders' and clients' interests.
Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of honesty and integrity. REPORTING VIOLATIONS
If you know of any violation of our Code of Conduct, you have a responsibility to report it. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported.
You can report confidentially to:
- Your manager or department head
- CGC Audit Committee:
Wally Stern Chairman
Donnalisa Barnum
David Beevers
Jim Brown
Larry P. Clemmensen
Roberta Conroy
Bill Hurt <UNDEF> (emeritus)
Sonny Kamm
Mike Kerr
Victor Kohn
John McLaughlin
Don O'Neal
Tom Rowland
John Smet
Antonio Vegezzi
Shaw Wagener
Kelly Webb
- Mike Downer or any other lawyer in the CGC Legal Group
- Don Wolfe of Deloitte & Touche LLP (CGC's auditors).
CGC GIFTS POLICY  CONFLICTS OF INTEREST
A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept gifts worth more than $100, excessive business entertainment, loans, or anything else involving personal gain from those who conduct business with the company. In addition, a business entertainment event exceeding $200 in value should not be accepted unless the associate receives permission from the Gifts Policy Committee.
REPORTING
Although the limitations on accepting gifts applies to ALL associates as described above, some associates will be asked to fill out quarterly reports. If you receive a reporting form, you must report any gift exceeding $50 (although it is recommended that you report ALL gifts received) and business entertainment in which an event exceeds $75.
GIFTS POLICY COMMITTEE
The Gifts Policy Committee oversees administration of and compliance with the Policy.
INSIDER TRADING
Antifraud provisions of the federal securities laws generally prohibit persons while in possession of material nonpublic information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.
While investment research analysts are most likely to come in contact with material nonpublic information, the rules (and sanctions) in this area apply to all CGC associates and extend to activities both within and outside each associate's duties.
Although different standards may apply outside the U.S., CGC applies the same standard to all associates across all offices. Associates meeting with companies outside the U.S. should be aware that these companies may not be as sensitive to issues relating to material non-public information.
PERSONAL INVESTING POLICY
As an associate of the Capital Group companies, you may have access to confidential information. This places you in a position of special trust.
You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics and our own policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.
There are several rules that must be followed to avoid possible conflicts of interest in personal securities transactions.
ALL ASSOCIATES
Information regarding proposed or partially completed plans by CGC companies to buy or sell specific securities must not be divulged to outsiders.
Favors or preferential treatment from stockbrokers may not be accepted. Associates may not subscribe to ANY initial public offering (IPO). Generally, this prohibition applies to spouses of associates and any family member residing in the same household. However, an associate may request that the Personal Investing Committee consider granting an exception under special circumstances.
COVERED PERSONS
Associates who have access to investment information in connection with their regular duties are generally considered "covered persons." If you receive a quarterly personal securities transactions report form, you are a covered person. You will be provided a summary of CGC's Personal Investing Policy on a quarterly basis and a copy of the full policy annually. In addition, a copy of the Policy is always available on the CGC web home page.
Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This policy also includes securities transactions of family members living in the covered person's household and any trust or custodianship for which the associate is trustee or custodian. A conflict may occur if you, a family member in the same household, a trust or custodianship for which you are trustee or custodian have a transaction in a security when the funds or client accounts are considering or concluding a transaction in the same security. Additional rules apply to "investment associates" including portfolio counselors/managers, research analysts, traders, portfolio control associates, and investment administration associates (see below).
PRE-CLEARANCE OF SECURITIES TRANSACTIONS
Before buying or selling securities, covered persons must check with the staff of the Personal Investing Committee. (You will generally receive a response within one business day.) If you are granted permission to trade, you will generally be given until the close of the New York Stock Exchange to complete your transaction, although some transactions may be granted up to two trading
days (including the day you call) to complete.   If you have not executed your
transaction within this period, you must again pre-clear your transaction. Covered associates must PROMPTLY submit quarterly reports of certain transactions. Transactions of securities (including fixed-income securities) or options (see below) must be precleared as described above and reported EXCEPT that the following types of transactions ONLY NEED TO BE REPORTED BUT NOT PRE-CLEARED:
g. options or futures on broad-based indices or currencies
h. gifts or bequests (either receiving or giving) of securities (note that sales of securities received as a gift MUST be both precleared and reported);
i. debt instruments rated "A" or above by at least one national rating service;
j. sales pursuant to tender offers; and
k. dividend reinvestment plan purchases (provided the purchase pursuant to such plan is made with dividend proceeds only).
In addition, THE FOLLOWING TRANSACTIONS NEITHER REQUIRE PRE-CLEARANCE NOR
REPORTING:
g. open-end investment companies (mutual funds);
h. money market instruments with maturities of one year or less;
i. direct obligations of the U.S. Government;
j. bankers' acceptances, CDs or other commercial paper; and
k. commodities.
NOTE THAT INVESTMENTS IN PRIVATE PLACEMENTS AND VENTURE CAPITAL PARTNERSHIPS MUST BE PRE-CLEARED AND REPORTED AND ARE SUBJECT TO SPECIAL REVIEW.
YOU WILL RECEIVE REPORTING FORMS EACH QUARTER WHICH ARE DUE NO LATER THAN 10 DAYS AFTER THE END OF THE QUARTER.
PERSONAL INVESTING SHOULD BE VIEWED AS A PRIVILEGE, NOT A RIGHT. AS SUCH, LIMITATIONS MAY BE PLACED ON THE NUMBER OF PRE-CLEARANCES AND/OR TRANSACTIONS AS DEEMED APPROPRIATE BY THE PERSONAL INVESTING COMMITTEE.
BROKERAGE ACCOUNTS
Covered persons should inform their stockbrokers that they are employed by an investment adviser, trust company or affiliate of either. U.S. brokers are subject to certain rules designed to prevent favoritism toward such accounts. Associates may not accept negotiated commission rates which they believe may be more favorable than the broker grants to accounts with similar characteristics. In addition, covered persons must direct their brokers to send duplicate confirmations and copies of all periodic statements on a timely basis to The
Legal Group of The Capital Group Companies, Inc.,   ALL DOCUMENTS RECEIVED ARE
CONSIDERED TO BE CONFIDENTIAL./1/
DISCLOSURE OF ACCOUNTS THAT COULD HOLD SECURITIES SUBJECT TO PRE-CLEARANCE OR REPORTING <UNDEF> Associates are not required to provide duplicate statements for accounts that only hold securities that are not subject to pre-clearance or reporting (E.G., mutual funds, U.S. Government securities, money market instruments, etc.). However, if the accounts could hold securities subject to the policy, the existence of these accounts (including the name of the brokerage firm or bank and the date the accounts were established) must be disclosed. If extraneous sensitive information is included on an associate's statements (E.G., checking account information), the associate might want to establish a separate account solely for cash holdings and cash-related transactions. The existence of this type of account would not need to be disclosed.
DISCRETIONARY ACCOUNTS <UNDEF> Transactions and holdings in accounts over which an associate has turned over complete investment discretion to a third party (I.E. broker, money manager, or financial advisor) are not subject to pre-clearance or reporting requirements. You must disclose the existence of this account to the staff of the Personal Investing Committee (and you MUST have a signed exemption memo on file with the staff of the Personal Investing Committee regarding this account). In addition, investment associates should note that to the extent that securities are held personally in discretionary accounts and held professionally or are within an analyst's research responsibility, holdings SHOULD BE INCLUDED on the appropriate form (see "Disclosure of Ownership of Certain Securities" below).
ANNUAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS
Covered persons will be required to disclose all personal securities holdings upon commencement of employment (or upon becoming a covered person) and thereafter on an annual basis. Reporting forms will be supplied for this purpose.
/1/   Information about particular transactions may be provided to an associate's supervisor or appropriate human resources manager by Personal Investing Committee staff where the transactions are in violation of the Policy, may impact the associate's job performance, or raise other conflict of interest-related issues.
ANNUAL RECERTIFICATION
All access persons will be required to certify annually that they have read and understood the Personal Investing Policy and recognize that they are subject thereto.
ADDITIONAL RULES FOR INVESTMENT ASSOCIATES
DISCLOSURE OF OWNERSHIP OF CERTAIN SECURITIES
Ownership of securities that are held professionally as well as personally will be reviewed on a periodic basis by the staff of the Personal Investing Committee and may also be reviewed by the applicable Management Committee and/or Investment Committee or Subcommittee. In addition, to the extent that disclosure has not already been made to the staff of the Personal Investing Committee, any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should FIRST disclose such ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation./2/
BLACKOUT PERIOD
Investment associates may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account that is managed by the company(ies) with which the individual has investment responsibility transacts in that security. If a fund or client account transaction takes place in the seven calendar days following a precleared purchase by an investment associate, the transaction will be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Committee may recommend that the associate be subject to a price adjustment to ensure that he or she has not received a better price than the fund or client account.
BAN ON SHORT-TERM TRADING PROFITS
Investment associates are prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days. THIS RESTRICTION APPLIES TO THE PURCHASE OF AN OPTION AND THE EXERCISE OF THE OPTION WITHIN 60 DAYS.
SERVICE AS A DIRECTOR
All investment associates must obtain prior authorization of the Investment Committee or Investment Sub-Committee of the appropriate management company or CGC committee before serving on the boards of directors of publicly traded companies. Also, prior to serving on the board of a private company investment personnel must notify the LAO Legal Group; in certain circumstances these matters may be referred to the appropriate management or investment committee for approval.
/2/ Note that this disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.
In addition, other CGC associates should notify the LAO Legal Group, prior to serving on the board of a public or private company.


PERSONAL INVESTING COMMITTEE
Any questions or hardships that result from these policies or requests for exceptions should be referred to CGC's Personal Investing Committee by calling the Personal Investing Committee staff.
                             WMC/WIA CODE OF ETHICS
ALL OF US ARE RESPONSIBLE FOR MAINTAINING THE VERY HIGHEST ETHICAL STANDARDS WHEN CONDUCTING BUSINESS. IN KEEPING WITH THESE STANDARDS, WE MUST NEVER ALLOW OUR OWN INTERESTS TO BE PLACED AHEAD OF OUR SHAREHOLDERS' INTERESTS.
WE MUST OBSERVE EXEMPLARY STANDARDS OF HONESTY AND INTEGRITY.  IF YOU HAVE
TROUBLE INTERPRETING   LAWS OR REGULATIONS PERTAINING TO THIS CODE, ASK THE
WMC/WIA COMPLIANCE OFFICER, HOWARD KITZMILLER, FOR ADVICE (202) 842-5668.

CONFLICTS OF INTEREST
A conflict of interest occurs when your private interests interfere or could potentially interfere with your responsibilities at work. You must not place yourself or your employer in a position of actual or potential conflict. You may not accept gifts worth more than $100, or business entertainment exceeding $200 in value, from those who conduct business with the Investment Companies. You should not take inappropriate advantage of your position, and you may not accept favors or preferential treatment from stockbrokers.
INSIDER TRADING
Antifraud provisions of the federal securities laws generally prohibit persons while in possession of material nonpublic information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.
Section 204 of The Investment Advisers Act of 1940 requires an investment adviser to establish, maintain and enforce written policies and procedures to prevent the misuse, in violation of law, rules or regulations, of material nonpublic information (i.e., "insider trading"). While those most likely to come in contact with material nonpublic information are persons involved in researching and selecting investments, the restrictions (and sanctions) on use of such information apply to all persons reporting under this Code of Ethics. Accordingly, the Boards of Directors of Washington Investment Advisers, Inc. and Washington Management Corporation have approved an Insider Trading Policy Statement, dated July 19, 1994, and supplied to each person reporting under this Code of Ethics. Because this is a complex area of the law, you should read and retain said Policy Statement. Any questions concerning it should be addressed to the WMC/WIA compliance officer.
  This Insider Trading Policy Statement is in addition to, and does not affect the applicability of, any similar statement pertaining to persons who are also employees of Johnston, Lemon & Co. Incorporated.
PERSONAL SECURITIES TRANSACTIONS
As an Officer and/or Director and/or employee of Washington Management Corporation (WMC), or Washington Investment Advisers, Inc. (WIA) (the Companies) or as an employee of Johnston, Lemon & Co. Incorporated (J/L) who may directly, or indirectly, assist such individuals of such Companies, you may from time to time have access to confidential information regarding The American Funds Tax-Exempt Series I (AFTES-I), The Growth Fund of Washington, Inc. (GFW) and Washington Mutual Investors Fund, Inc. (WMIF) (the Investment Companies). As an "access person" this places you in a position of special trust.
You must not divulge information to personnel of Johnston, Lemon & Co. Incorporated or to outsiders concerning either proposed or partially completed programs of the Funds to buy or sell particular securities. Lists of securities in the Funds' portfolios are considered confidential until released in public reports.
The Investment Companies are responsible for the management of substantial assets belonging to thousands of shareholders. Both ethics and the law place a heavy burden on you to ensure that the highest standards of integrity be maintained at all times. To avoid any possible conflict of interest in carrying out your responsibilities to such shareholders, you are bound by this Code of Ethics.
There are several rules that must be followed to avoid possible conflicts of interest in personal securities transactions.
You may not subscribe to (i) any, initial public offering or (ii) any other securities offerings that are subject to allocation (so-called "hot issues"). Also, persons subject to this Code of Ethics shall not offer, grant or allot any securities, including initial public offerings, to any director, trustee or advisory board member or an affiliated person thereof, of a fund served by Washington Management Corporation as business manager or Washington Investment Advisers, Inc. as investment adviser, except on the same terms as such securities are made available to other comparable clients in the ordinary course of business.
You may not participate in private securities offerings without advance written approval of the WMC/WIA compliance officer.
ACCESS PERSONS
Those who have access to investment information in connection with their regular duties are generally considered "access persons." If you receive an initial holdings or annual holdings report form, you are an access person.
When you become an access person, you must, within 10 days complete an initial holdings report. (See "Reporting" below.)
Access persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the mutual funds. This policy also includes securities transactions of their immediate family members (for example, a spouse, children and parents) residing in the access person's household and any account (for example, a family trust) over which the access person (or immediate family member) exercises investment discretion or control.

Additional rules apply to "investment personnel" including portfolio counselors/managers, research analysts, traders, investment administration personnel, and fund officers (see below).
PRE-CLEARANCE OF SECURITIES TRANSACTIONS
You must pre-clear, according to established procedures, all personal transactions involving any stocks, options or convertible bonds but excluding securities not required under this Code to be reported (see "Reporting" below.). You must also pre-clear all purchases in an underwriting of any municipal bonds of entities in Maryland, Virginia, the District of Columbia, Puerto Rico, Guam or the Virgin Islands and the sale of any bonds issued in those jurisdictions unless they are rated A or above by a national rating service.
Any authorization to engage in securities transactions in public companies obtained through the pre-clearance process for stocks not on the WMIF Eligible List shall be good for five trading days unless sooner revoked. Clearance for Eligible List Stocks, when given, is ordinarily for one or two days only. Permission to engage in private securities offerings, where granted, is not subject to such time limit but re-approval should be sought should circumstances change (e.g. modification of the terms of the offering). BROKERAGE ACCOUNTS
You shall not maintain any brokerage accounts with any other broker/dealer except Johnston, Lemon & Co. Incorporated, without written approval of the WMC/WIA compliance officer. You and your immediate family members (for example, a spouse, children and parents) residing in your household and any account over which you (or immediate family members) exercises investment discretion or control shall direct your broker to provide duplicate confirmations to the WMC/WIA compliance officer on a timely basis.
ANNUAL RECERTIFICATION
All access persons will be required to certify annually that they have read and understood the Code of Ethics and the Insider Trading Policy Statement and recognize that they are subject thereto. They will also be required to certify annually that they have complied with this Code and have disclosed or reported all personal securities transactions and holdings required to be disclosed or reported. Forms will be supplied for this purpose.
ADDITIONAL RULES FOR INVESTMENT PERSONNEL
DISCLOSURE OF OWNERSHIP OF RECOMMENDED SECURITIES -- Any person in a position to recommend the purchase or sale of securities by The Growth Fund of Washington must not recommend securities personally owned without first disclosing their personal ownership to the Portfolio Manager and Compliance Officer.
BLACKOUT PERIOD -- Portfolio counselors/managers and research analysts may not buy or sell a security within at least seven calendar days before and after A FUND ACCOUNT THAT HE MANAGES transacts in that security. Profits resulting from transactions occurring within this time period are subject to disgorgement.
SERVICE AS A DIRECTOR -- Investment personnel must obtain prior authorization of the WMC or WIA Board of Directors BEFORE SERVING ON THE BOARD OF DIRECTORS OF PUBLICLY TRADED COMPANIES.
REPORTING
When a person first becomes subject to this Code of Ethics, he or she must submit, within 10 days, an initial report of all securities holdings (excluding Johnston, Lemon stock, mutual funds, money market investments, commodities, and direct obligations of the U.S. government), including holdings of immediate family members residing in their household and any account over which he or she or such immediate family member exercise investment discretion or control.
Thereaf   t    er, persons subject to this Code of Ethics are required to furnish duplicate confirmations of all their securities transactions (excluding Johnston, Lemon stock, mutual funds money market instruments, commodities, direct obligations of the U.S., purchases through dividend reinvestment plans, transactions through systematic investment plans and corporate activities that are nonvolitional on the part of the investor, such as mergers, stock splits and tender offers.), including those of immediate family members residing in their household and any account over which they or such immediate family member
exercise investment discretion or control.         It is required that any new
brokerage account subject to the Code have duplicate confirmation statements sent to the WMC/WIA compliance officer. For any reportable transaction for which a confirmation is not produced (including receipt of a security by gift or inheritance) such transaction should be reported promptly to the WMC/WIA compliance officer via the "Gift/Inheritance/Other Transaction Reporting Form." Annually, all persons subject to this Code are required to report their holdings as of December 31. This report, which must be submitted by January
   30    /th/ 20 each year, also must include holdings of immediate family members and is subject to the same exclusions as the initial holdings report, discussed above.
Forms for all of these reports will be provided at each reporting period. Any material violation of this Code for which the compliance officer recommends the imposition of sanction shall be referred to the Board of Directors of Washington Management Corporation or of Washington Investment Advisers, Inc., as appropriate, for resolution.
BOARD OF DIRECTORS/TRUSTEES OF THE INVESTMENT COMPANIES
 Approval of the Code of Ethics and Amendments to it <UNDEF> The Boards of Directors/Trustees of the Investment Companies will be asked to approve the Code initially and any material amendments to it. A material amendment to the Code must be approved no later than six months after its adoption by WMC/WIA. The Directors/Trustees of the Investment Companies must receive a certification from WMC/WIA that procedures reasonably necessary to prevent access persons from violating the Code have been adopted. WMC/WIA will furnish to the Directors/Trustees a written report annually that discusses any issues arising under the Code since the last report to the Directors/Trustees. This report will also include information about material violations of the Code or of our procedures and any sanctions imposed as a result of these violations.
Adopted December 27, 2000
Effective December 27, 2000